EXHIBIT B

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of September 14, 2018, by and among Pacific Mercantile Bancorp, a California corporation (the “Company”), Patriot Financial Partners III, L.P., a Delaware limited partnership (the “Purchaser”), Carpenter Community BancFund, L.P., a Delaware limited partnership (“Carpenter BancFund”), and Carpenter Community BancFund-A, L.P., a Delaware limited partnership (“Carpenter BancFund A”).

WHEREAS, Carpenter BancFund and Carpenter BancFund-A (each, a “Seller” and collectively, the “Sellers”) collectively own 7,417,593 shares of the Company’s common stock, no par value per share (the “Common Stock”);

WHEREAS, on September 13, 2018, the Company filed a Certificate of Determination with the Secretary of State of the State of California establishing a new series of the Company’s preferred stock known as “Series A Non-Voting Preferred Stock” (the “Preferred Stock”), having the rights, preferences and privileges set forth in the Certificate of Determination of Series A Non-Voting Preferred Stock attached hereto as Exhibit A (the “Certificate of Determination”);

WHEREAS, in order to facilitate the closing of the transactions contemplated by this Agreement, the Sellers have entered into an Exchange Agreement of even date herewith (the “Exchange Agreement”) with the Company, pursuant to which the Sellers have agreed to exchange an aggregate of 1,467,155 shares of Common Stock for an aggregate of 1,467,155 shares of Preferred Stock immediately prior to the closing of the transactions contemplated by this Agreement;

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, an aggregate of 2,169,208 shares of Common Stock and 1,467,155 shares of Preferred Stock (collectively referred to herein as the “Shares”), for the consideration set forth below and subject to all of the terms, conditions, promises, representations and warranties set forth herein;

WHEREAS, contemporaneously with purchase of the Shares by the Purchaser contemplated by this Agreement, the Company will enter into an Investor Rights Agreement for the benefit of the Purchaser (the “Investor Rights Agreement”), pursuant to which the Company agrees to provide certain rights with respect to the Shares, along with such other agreements necessary to effect the transactions contemplated by this Agreement; and

WHEREAS, in addition to the sale of the Shares to the Purchaser contemplated by this Agreement, the Sellers will sell additional shares of Common Stock to other accredited investors (the “Additional Investors”) at the same per share purchase price as set forth in this Agreement, with the closing of such sale or sales to occur simultaneously with the closing of the transactions contemplated by this Agreement (the “Other Sale Transactions”), such that upon the completion of such Other Sale Transactions and the sale of Shares to the Purchaser pursuant to this

Agreement, the Seller will have no ownership in any shares of Common Stock or Preferred Stock.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from each Seller, that number of shares of Common Stock set forth opposite such Seller’s name on Exhibit B, representing 2,169,208 shares of Common Stock in the aggregate, and that number of shares of Preferred Stock set forth opposite such Seller’s name on Exhibit B, representing 1,467,155 shares of Preferred Stock in the aggregate, in each case for a cash price of $8.25 per Share (the “Per Share Purchase Price”).

2.                                      Closing Deliveries.

(a)                                 At the Closing, the Sellers will deliver, or cause the Company to deliver, the Shares to the Purchaser either (i) by book entry transfer to the Purchaser or its nominee through an electronic account maintained by the Company’s transfer agent, or (ii) by delivery of one or more stock certificates evidencing the Shares purchased by the Purchaser hereunder and registered in the name of the Purchaser or its nominee through, if necessary, a duly executed assignment separate from certificate (the “Assignment Separate from Certificate”) in the form attached hereto as Exhibit C, dated as of the Closing Date (as hereinafter defined).  Further, each Seller covenants that it shall at any time, and from time to time after the date hereof, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, such further instruments, conveyances, assignments, transfers, assurances and any other such instruments of conveyance, upon the reasonable request of the Purchaser, to confirm and evidence the sale of the Shares by such Seller hereunder.

(b)                                 At the Closing, the Purchaser shall pay to each Seller cash in an amount equal to the (i) Per Share Purchase Price multiplied by (ii) the number of Shares to be sold by such Seller pursuant to Section 1, in each case by wire transfer in immediately available funds to such account as such Seller shall designate in writing.

3.                                      Closing.

(a)                                 The closing of the sale to, and purchase by, the Purchaser of the Shares (the “Closing”) shall occur simultaneously with the execution of this Agreement on the date hereof, electronically or at such location as the Sellers and the Purchaser may mutually agree (the “Closing Date”).

(b)                                 Condition of All Parties’ Obligations.  The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver of the following condition:

(i)                                     the Exchange Agreement shall have been executed by the parties thereto, and the closing of the transactions contemplated by the Exchange Agreement shall have occurred immediately prior to the Closing.

(c)                                  Condition of the Purchaser’s Obligations.  The obligation of the Purchaser to purchase the Shares as provided herein is subject to the fulfillment of the following conditions concurrently at the Closing, any one or more of which may be waived by the Purchaser:

(i)                                   the representations and warranties of the Seller contained herein are true and correct as of the date hereof and as of the Closing Date;

(ii)                                the entry into the Investor Rights Agreement and a Registration Rights Agreement (the “Registration Rights Agreement” and, together with the Investor Rights Agreement, the “Other Agreements”), each by and between the Purchaser and the Company on terms and conditions reasonably satisfactory to the Purchaser, a duly executed copy of which shall be delivered by the Company to the Purchaser;

(iii)                             the delivery by Sheppard, Mullin, Richter & Hampton LLP, counsel for the Sellers, of its written opinion, dated the Closing Date and addressed to the Purchaser, substantially in the form attached hereto as Exhibit D; and

(iv)                            the sale of all remaining shares of Common Stock owned by the Seller (and not otherwise sold to the Purchaser) to such other Additional Investors in the Other Sale Transactions simultaneous with the Closing, such that the Purchaser shall have no equity ownership interest in the Company following the consummation of the Other Sale Transactions and the sale of the Shares to the Purchaser pursuant to this Agreement.

(d)                                 Condition of Each Seller’s Obligations.  The obligation of each Seller to sell the Shares as provided herein is subject to the fulfillment of the following condition concurrently at the Closing, which may be waived by each such Seller:

(i)                                     the representations and warranties of the Purchaser contained herein are true and correct as of the date hereof and as of the Closing Date.

4.                                      Seller Representations & Warranties.  Each Seller hereby makes the following representations and warranties to the Purchaser with respect to itself only, severally and not jointly, as of the Closing Date:

(a)                                 The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all necessary power and authority under all applicable laws to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to carry out the provisions hereof.  All actions on the Seller’s part required for the lawful execution, delivery and performance of this Agreement have been taken as of the date hereof.

(b)                                 This Agreement has been duly and validly executed and delivered by the Seller, and constitutes the valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and/or (b) as limited by general principles of equity that restrict the availability of equitable remedies.

(c)                                  The execution, delivery and performance of this Agreement by the Seller will not: (i) contravene any law, rule or regulation of any state or of the United States, or any order, writ, judgment, injunction, decree, determination or award, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect to which the Seller is subject; (ii) conflict with or violate any provision of the certificate of formation, bylaws or equivalent organizational documents, each as amended to date, of the Seller and each of its subsidiaries or (iii) conflict with, accelerate the performance of or result in a breach of or default of any indenture or loan or credit agreement or any other agreement or instrument to which the Seller is a party or by which the Seller or its properties may be affected or bound.

(d)                                 The Seller’s delivery of the Shares to the Purchaser pursuant to Section 2(a) on the Closing Date shall transfer to the Purchaser good, marketable and unencumbered title to the Shares, free and clear of any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first offer or first refusal, buy/sell agreement or any other restriction or covenant with respect to, or condition governing, voting, transfer, receipt of distribution or exercise of any other attribute of ownership (“Encumbrance”), other than (1) those created by the Purchaser, (2) those set forth in the Certificate of Determination, and (3) those created under federal and state securities laws, and provided that the Purchaser and the Shares acquired by the Purchaser shall be subject to the terms and conditions set forth in the Other Agreements.  The Seller is, and immediately prior to the Closing the Seller will be the record and beneficial owner of, the Shares to be sold by the Seller.  The Shares owned by the Seller and to be transferred hereunder have been duly authorized and validly issued and are free of any preemptive rights. There are no voting trusts or other agreements or understandings to which the Seller is a party with respect to the voting of the Shares transferred hereunder.

(e)                                  The Assignment Separate from Certificate, if necessary, upon execution by the Seller, and any other instruments, agreements or instructions executed and delivered by the Seller to the Purchaser, the Company or the Company’s transfer agent pursuant to Section 2(a) will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, in order to effect the delivery and transfer of the Shares as set forth in Section 2(a).

(f)                                   The Seller has not relied upon any representation or other information from the Purchaser (whether oral or written) with respect to the Company other than as set forth in this Agreement.

(g)                                  The Seller has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares, pursuant to the terms and conditions of this Agreement and the Other Agreements, and has made its own analysis and decision to sell the Shares independently and without reliance upon the Purchaser or the Purchaser’s agents.

(h)                                 No orders, permissions, consents, approvals or authorizations of any Governmental Entity or other third party are required to be obtained by the Seller and no application, notification, request, registration or declaration is required to be filed with any Governmental Entity or other third party by the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as may have been obtained prior to the Closing Date.  For purposes of this clause, “Governmental Entity” means any governmental or regulatory authority, agency, commission, body, court, tribunal or other governmental entity or authority having jurisdiction over the Seller.

(i)                                     There is no action, suit, proceeding or investigation pending, or to the Seller’s knowledge, currently threatened that questions the validity of this Agreement or the Other Agreements or the right of Seller to enter into this Agreement or to consummate the transactions contemplated hereby.

(j)                                    Except as required by the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, and banking laws and regulations, there are no restrictions or limitations on Seller’s ownership or transfer of the Shares.

(k)                                 Neither the Seller nor any affiliate of the Seller, nor, to the Seller’s knowledge, any of its or their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, finder’s fees or any other commissions or similar fees in connection with this Agreement or the transactions contemplated hereby, except for the placement agent fees to be paid by the Seller to Keefe, Bruyette & Woods, Inc (the “Placement Agent”).

(l)                                     To such Seller’s knowledge, the transactions contemplated under this Agreement and the Other Agreements will not be deemed a change in control of the Company or any of its subsidiaries or constitute any other triggering event which would result in (i) the obligation of the Company or any subsidiary thereof to make any payments under any employment, change in control or other agreements to which the Company or any of its subsidiaries is a party or (ii) the acceleration of vesting of any benefits under any employee benefit plan of the Company or any subsidiary thereof (a “Triggering Event”).

(m)                             During the period from July 11, 2018 through the date hereof, the Seller has not entered into any additional, or modified any existing, agreements, arrangements or understandings with any existing or future investors in the Company or any of its subsidiaries that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable to such investor than the rights and benefits established in favor of the Purchaser by this Agreement and the Other Agreements, unless, in any such case, the Purchaser has been provided with such rights and benefits.

(n)                                 Neither the Seller, nor any of its affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act (“Regulation D”)) in connection with the offer or sale of the Shares.

5.                                      Purchaser Representations & Warranties.  The Purchaser hereby makes the following representations and warranties to each Seller and the Company as of the Closing Date:

(a)                                 The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all necessary power and authority under all applicable laws to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to carry out the provisions hereof.  All actions on the Purchaser’s part required for the lawful execution and delivery of this Agreement have been taken as of the date hereof.

(b)                                 This Agreement has been duly and validly executed and delivered by the Purchaser, and constitutes the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and/or (b) as limited by general principles of equity that restrict the availability of equitable remedies.

(c)                                  The execution, delivery and performance of this Agreement by the Purchaser will not: (i) contravene any law, rule or regulation of any state or of the United States, or any order, writ, judgment, injunction, decree, determination or award, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect that affects or binds the Purchaser; (ii) conflict with or violate any provision of the Articles of Incorporation, Bylaws or equivalent organizational documents, each as amended to date, of the Purchaser and each of its subsidiaries or (iii) conflict with, accelerate the performance of or result in a breach of or default of any indenture or loan or credit agreement or any other agreement or instrument to which the Purchaser is a party or by which the Purchaser or its properties may be affected or bound.

(d)                                 The Shares being acquired by the Purchaser are being acquired for investment for the Purchaser’s own account only, and not with a view to, or for resale in connection with, any “distribution” of the Shares within the meaning of the Securities Act.

(e)                                  The Purchaser has not relied upon any representation or other information from the Seller (whether oral or written) or any of its directors, officers, employees, attorneys, agents or representatives with respect to the Company other than those as set forth in this Agreement.

(f)                                   The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) promulgated under the Securities Act, is a sophisticated investor, and has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of the acquisition of the Shares.  The Purchaser has the ability to bear the economic risks of its purchase of the Shares and has obtained all information it has requested concerning the business and financial condition of the Company to make an informed decision regarding the acquisition of the Shares and has made its own analysis and decision to acquire the Shares independently and without reliance upon the Seller or the Seller’s affiliates or agents.

(g)                                  Neither the Purchaser nor any affiliate of the Purchaser, nor, to the Purchaser’s knowledge, any of its or their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, finder’s fees or any other commissions or similar fees in connection with this Agreement or the transactions contemplated hereby.

(h)                                 After giving effect to the purchase of the Shares hereunder, Purchaser will not, either acting alone or together with any other person that may be affiliated with Purchaser, or may be considered to be acting in concert with Purchaser pursuant to 12 C.F.R. Part 303, Subpart E, or 12 C.F.R. Section 225.2 or 225.41, own, control, or have the power to vote securities of the Company in excess of 9.9% of any class of voting securities of the Company.

(i)                                     The Purchaser has no present intention of acquiring control of the Company, will not acquire control of the Company in the future without the prior approval of applicable federal, state or local governmental entities, and is not participating in any joint activity or parallel action towards a common goal between or among such purchasers of acquiring control of the Company.

(j)                                    The Purchaser: (i) became aware of the offering of the Shares, and the Shares were offered to the Purchaser, solely by direct contact between the Purchaser and the Sellers or the Placement Agent, and not by any other means, including any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D); (ii) reached its decision to invest in the Company independently from any other investor; (iii) has entered into no agreements with shareholders of the Company or other investors for the purpose of controlling the Company or any of its subsidiaries; and (iv) has entered into no agreements with shareholders of the Company or other investors regarding voting or transferring the Purchaser’s interest in the Company.

6.                                      Covenants of Company.  If the transactions contemplated under this Agreement and the Other Agreements constitute a change in control of the Company or any of its subsidiaries or constitute any other triggering event which would result in (i) the obligation of the Company or any subsidiary thereof to make any payments under any employment, change in control or other agreements to which the Company or any of its subsidiaries is a party or (ii) the acceleration of vesting of any benefits under any employee benefit plan of the Company or any subsidiary thereof (a “Triggering Event”), the Company shall use its commercially reasonable efforts to obtain waivers from the parties involved waiving (a) the right to receive any payments resulting from the occurrence of such Triggering Event or (b) the acceleration of vesting of benefits resulting from the occurrence of such Triggering Event.

7.                                      Indemnification.

(a)                                 Each Seller hereby agrees to indemnify and hold harmless the Purchaser and each of the Purchaser’s affiliates, subsidiaries (direct and indirect), shareholders, members, partners, directors, officers, employees, agents and representatives (each, a “Purchaser Indemnified Party”, and collectively, the “Purchaser Indemnified Parties”), from and against all damages, losses, liabilities, penalties, fines and expenses (including reasonable, documented out-of-pocket fees and expenses of counsel) (collectively, the “Damages”) incurred by them in connection with (i) any material inaccuracy, misrepresentation or breach of any representation or warranty made by such Seller in this Agreement or any failure to perform any covenant, agreement or obligation of such Seller contained in this Agreement, (ii) any third party claims arising out of, connected with, incident to or relating to the Shares held by such Seller and arising prior to the Closing Date, or (iii) the failure by the Seller to pay any taxes required to be paid by Seller in connection with the transactions contemplated hereby.

(b)                                 The Purchaser hereby agrees to indemnify and hold harmless each Seller, the Company and each of the Sellers’ and the Company’s affiliates, subsidiaries (direct and indirect), shareholders, members, partners, directors, officers, employees, agents and representatives (each, a “Seller Indemnified Party”, and collectively, the “Seller Indemnified Parties”), from and against all Damages incurred by them in connection with any material inaccuracy, misrepresentation or breach of any representation or warranty made by Purchaser in this Agreement.

(c)                                  Except with respect to claims based on fraud, after the Closing Date, (i) the rights of the Purchaser Indemnified Parties under Section 7(a) shall be the exclusive remedy of the Purchaser Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, and (ii) the rights of the Seller Indemnified Parties under Section 7(b) shall be the exclusive remedy of the Seller Indemnified Parties with respect to claims resulting from or relating to any misrepresentation or breach of warranty contained in this Agreement.

(d)                                 Except with respect to claims based on fraud, each Seller’s liability for Damages pursuant to Section 7(a) shall not exceed the aggregate purchase price received by such Seller pursuant to Section 2(b).

8.                                      Miscellaneous.

(a)                                 Further Assurance.  Consistent with the terms and conditions hereof, the Sellers and the Purchaser will execute and deliver such instruments and take such other action as the other party or parties hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

(b)                                 Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(c)                                  Entire Agreement; Enforcement of Rights; Amendment.  This Agreement and the Other Agreements, together with any appendices hereto, sets forth the entire agreement and understanding of the parties hereto relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by a party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.  No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by the parties hereto.

(d)                                 Construction.  This Agreement is the result of negotiations among and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties, and no ambiguity shall be construed in favor of or against any one of the parties; provided that the parties acknowledge and agree that each of the economic terms of this Agreement and the Other Agreements (including the Per Share Purchase Price) is the result of negotiations solely between the Seller and the Purchaser on an arms’ length basis without any role of the Company in setting such economic terms (including the Per Share Purchase Price).

(e)                                  Counterparts; Originals.  This Agreement may be executed in one or more counterparts and by PDF or facsimile, each of which shall be deemed an original and all of which together shall constitute one instrument.

(f)                                   Consultation with Advisors.  Each party hereto acknowledges and agrees that it had a full and complete opportunity to consult legal, tax and business advisors and has in fact consulted such advisors with respect to this Agreement and any matters hereunder to the extent it has deemed appropriate.

(g)                                  Publicity.  Each party hereto shall, and shall cause its representatives, officers, directors, agents and affiliates to, hold in confidence and not disclose without the prior written consent of the other parties (such consent not to be unreasonably withheld), any material information regarding this Agreement and the transactions contemplated hereby, except as may be required by applicable laws, regulations, government authorities or stock exchanges.

(h)                                 Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable, documented out-of-pocket attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(i)                                     Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, nor an acquiescence therein, nor a waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(j)                                    Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and received: (i) on the date of personal service thereof; (ii) on the third business day after mailing, if the notice is mailed by registered or certified mail; (iii) one business day after being sent by professional or overnight courier or messenger service guaranteeing overnight delivery, with receipt confirmed by the courier; or (iv) on the date of transmission if sent by facsimile or by such other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this Section 8(i).  Failure to conform to the requirements that mailings be done by one of the above-specified methods shall not defeat the effectiveness of notice actually received by the addressee.

If to the Company:

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, California 92626

Attn: Curt A. Christianssen

Tel: (714) 438-2500

Fax: (714) 438-1076

Email: Curt.Christianssen@pmbank.com

With a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

Attn:  J. Jay Herron and Andor Terner

Tel: (949) 823-6900

Fax: (949) 823-6994

Email: jherron@omm.com and aterner@omm.com

If to the Purchaser:

Patriot Financial Partners III, L.P.

2929 Arch Street, Floor 27

Philadelphia, PA 19104-2868

Attention: James F. Deutsch

Tel: (215) 399-4650

Fax: (215) 399-4686

Email: jdeutsch@patriotfp.com

With a copy to:

Squire Patton Boggs (US) LLP

201 E. Fourth St., Suite 1900

Cincinnati, OH 45202

Attn:  James J. Barresi

Tel: (513) 361-1260

Fax: (513) 361-1201

Email:  james.barresi@squirepb.com

If to the Sellers:

c/o Carpenter Fund Manager GP, LLC

Attention: John D. Flemming

2 Park Plaza, Suite 550

Irvine, California 92614

Tel: (949) 261-8888

Fax: (949) 260-1353

Email: jflemming@carpentercompany.com

With a copy to:

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, 4th Floor

Costa Mesa, California 92626

Attention: Joshua Dean, Esq.

Tel: (714) 424-8292

Fax: (714) 424-5991

Email: jdean@sheppardmullin.com

(k)                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(l)                                     Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

(m)                             Successors and Assigns.  The terms of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, this Agreement will be assignable by the Purchaser only with the prior written consent of the Seller.

(n)                                 Survival.  Each of the representations and warranties, covenants and agreements, set forth in this Agreement shall survive the Closing under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

Pacific Mercantile Bancorp

By:	/s/ Curt A. Christianssen
Name:	Curt A. Christianssen
Title:	EVP & CFO

PURCHASER:

Patriot Financial Partners III, L.P.

By:	/s/ James F. Deutsch
Name:	James F. Deutsch
Title:	Managing Partner

[Signature Page to Stock Purchase Agreement]

SELLERS:

Carpenter Community BancFund, L.P.

By:	CARPENTER FUND MANAGER GP, LLC, its General Partner

	By:	/s/ John Flemming
	Name:	John Flemming
	Title:	Managing Member

Carpenter Community BancFund-A, L.P.

By:	CARPENTER FUND MANAGER GP, LLC, its General Partner

	By:	/s/ John Flemming
	Name:	John Flemming
	Title:	Managing Member

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Certificate of Determination
(see attached)

Exhibit A - 1

EXHIBIT B

Seller	Number of Shares of Common Stock	Number of Shares of Preferred
Carpenter Community BancFund, L.P.	73,738	49,874
Carpenter Community BancFund-A	2,095,470	1,417,281
Total:	2,169,208	1,467,155

Exhibit B - 1

EXHIBIT C

ASSIGNMENT SEPARATE FROM CERTIFICATE

For value received, the undersigned transferor hereby assigns and transfers to the transferee, Patriot Financial Partners III, L.P., a Delaware limited partnership, effective as of September 14, 2018:

(i)             [   ] ([   ]) shares of Common Stock of Pacific Mercantile Bancorp (the “Company”), standing in the undersigned’s name on the books of the Company; and

(ii)          [   ] ([   ]) shares of Preferred Stock, Series A, of the Company, standing in the undersigned’s name on the books of the Company represented by Certificate Number [  ];

and does hereby irrevocably constitute and appoint the executive officers of the Company, and each of them, as its attorney-in-fact to transfer said stock on the books of the Company with full power of substitution in the premises.

Dated: September 14, 2018

TRANSFEROR:

[Carpenter Community BancFund, L.P.]
[Carpenter Community BancFund-A, L.P.]

By:	Carpenter Fund Manager GP, LLC, its General Partner

By:
Name:
Title:

Exhibit C - 1

EXHIBIT D

FORM OF OPINION OF SELLER’S COUNSEL

1.                                      Each Seller is validly existing as a Delaware limited partnership, and is in good standing under the laws of the State of Delaware and has limited partnership power and authority to enter into and perform its obligations under the Agreement.

2.                                      The Agreement has been duly authorized, executed and delivered by each Seller.

3.                                      No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency of the Opinion Jurisdictions (as defined in such counsel’s opinion), is required for the execution, delivery and performance of the Agreement by the Sellers, except such as have been obtained or made and are in full force and effect, and such as may be required under state securities or Blue Sky laws, as to which no opinion is expressed.

4.                                      Neither the sale of the Shares nor the performance by each Seller of its respective obligations under the Agreement will, (i) with or without the giving of notice or passage of time or both, conflict with or constitute a default under, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument set forth on a schedule to such counsel’s opinion, (ii) result in a violation of the limited partnership agreement of any Seller, (iii) result in the violation of any applicable laws of the Opinion Jurisdictions, or (iv) result in any violation of any order, writ, judgment or decree of any governmental authority set forth on a schedule to such counsel’s opinion.

5.                                      Upon payment of the full purchase price for the Shares to be sold by the Sellers pursuant to the Agreement (assuming that (x) the Purchaser does not have notice of any “adverse claim,” within the meaning of Section 8105 of the UCC (as defined in such counsel’s opinion), to such Shares or any security entitlement in respect thereof, and (y) the Shares have been duly registered in the name of the Purchaser on the books and records of the Company), the Purchaser will acquire the Shares free of any adverse claim to the extent the Purchaser’s rights are governed by Article 8 of the UCC.

Exhibit D - 1